Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and the underlying supplement dated May 15, 2025 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated June 16, 2026 (to the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Barclays Bank PLC – Dual Directional Trigger Jump Securities Based on the Value of a Basket of Five Indices due July 3, 2031

This document provides a summary of the terms of the Dual Directional Trigger Jump Securities (the “securities”). Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Barclays Bank PLC
Basket:	An unequally weighted basket consisting of the EURO STOXX 50® Index (the “SX5E Index”), the TOPIX® Index (the “TPX Index”), the FTSE® 100 Index (the “UKX Index”), the Swiss Market Index (the “SMI Index”) and the S&P/ASX 200 Index (the “AS51 Index”) (each, a “basket component” and, together, the “basket components”)
Pricing date:	June 30, 2026
Original issue date:	July 6, 2026
Valuation date:	June 30, 2031
Maturity date:	July 3, 2031
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

•

If the final basket value is greater than or equal to the initial basket value:

$1,000 + ($1,000 × the greater of (i) fixed percentage and (ii) basket return)

•

If the final basket value is less than the initial basket value but greater than or equal to the trigger value:

$1,000 + ($1,000 × absolute value return)

In this scenario, you will receive a positive 1% return on the securities for each 1% decrease of the basket. In no event will this amount exceed the stated principal amount plus $250.00.

•

If the final basket value is less than the trigger value:

$1,000 × basket performance factor

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 25%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities.

Fixed percentage:	At least 41.50% (to be determined on the pricing date)
Trigger value:	75.00, which is 75% of the initial basket value
Basket return:	(final basket value – initial basket value ) / initial basket value
Absolute value return:	The absolute value of the basket return. For example, a -5% basket return will result in a +5% absolute value return.
Basket performance factor:	final basket value / initial basket value
Initial basket value:	100.00
Final basket value:	100 × [1 + (component return of the SX5E Index × 40.00%) + (component return of the TPX Index × 25.00%) + (component return of the UKX Index× 17.50%) + (component return of the SMI Index × 10.00%) + (component return of the AS51 Index × 7.50%)]
Component return:	With respect to each basket component, (final component value – initial component value) / initial component value
Final component value:	With respect to each basket component, the closing level of that basket component on the valuation date
CUSIP / ISIN:	06749HMU6 / US06749HMU67
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010326009035/ dp248525_424b2-9106ms.htm
Payment on the securities is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Dual Directional Trigger Jump Securities Payoff Diagram *

Hypothetical Payment at Maturity *
Basket Return	Payment at Maturity	Total Return on Securities
70.00%	$1,700.00	70.00%
60.00%	$1,600.00	60.00%
50.00%	$1,500.00	50.00%
41.50%	$1,415.00	41.50%
40.00%	$1,415.00	41.50%
30.00%	$1,415.00	41.50%
20.00%	$1,415.00	41.50%
10.00%	$1,415.00	41.50%
5.00%	$1,415.00	41.50%
0.00%	$1,415.00	41.50%
-0.01%	$1,000.10	0.01%
-5.00%	$1,050.00	5.00%
-10.00%	$1,100.00	10.00%
-15.00%	$1,150.00	15.00%
-20.00%	$1,200.00	20.00%
-25.00%	$1,250.00	25.00%
-25.01%	$749.90	-25.01%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%
* The graph and table above assume a hypothetical fixed percentage of 41.50%. The actual fixed percentage will be determined on the pricing date.

Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $870.80 and $950.80 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Basket and Basket Components

For more information about the basket and basket components, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	The securities do not pay interest or guarantee the return of any principal.

•	The fixed percentage provides an enhanced return only for a limited range of positive performance of the basket.

•	Your potential for a positive return from depreciation of the basket is limited.

•	Any payment on the securities will be determined based on the closing levels of the basket components on the dates specified.

•	Investing in the securities is not equivalent to investing in the basket or the securities composing the basket components.

•	Correlation (or lack of correlation) of performances among the basket components may adversely affect your return on the securities, and changes in the value of the basket components may offset each other.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Issuer

•	Any payments on the securities are subject to issuer credit risk.

•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Basket Components

•	Each basket component reflects the price return of the securities composing that basket component, not the total return.

•	Adjustments to the basket components could adversely affect the value of the securities.

•	There are risks associated with investments in securities, such as the securities, linked to the value of non-U.S. equity securities in non-U.S. securities markets with respect to the basket components.

•	The securities do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the non-U.S. currencies in which the securities composing the basket components trade.

•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	Historical performance of the basket components should not be taken as any indication of the future performance of the basket components over the term of the securities.

•	We may accelerate the securities if a change-in-law event occurs.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities.

•	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The securities will not be listed on any securities exchange, and secondary trading may be limited.

•	The market price of the securities will be influenced by many unpredictable factors.

•	The estimated value of your securities is expected to be lower than the initial issue price of your securities.

•	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.

•	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.

•	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities.

•	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Securities—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.